Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Okeanis Eco Tankers Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.001 per share(1)	457(c)	18,102,286	$23.73 (3)	$429,567,246.78	0.00015310	$65,766.75	—	—	—	—
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A

Total Offering Amounts						$429,567,246.78		$65,766.75
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$65,766.75

(1)	Represents 18,102,286 common shares consisting of the 11,456,223 and 6,646,063 common shares beneficially held by the respective selling shareholders named in this prospectus, which are being registered for resale to the public. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of additional securities as may be issuable with respect to the common shares being registered hereunder as a result of share dividends, share splits, recapitalizations or similar transactions. In the event of a stock split, stock dividend, recapitalization or similar transaction involving our common shares, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, with respect to the common shares to be sold by the selling shareholders listed herein based on the average of the high and low prices of our common shares as reported on the New York Stock Exchange on May 2, 2025, which is within five business days of the filing of the registrant’s registration statement on Form F-3.

(3)	The proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, the sale by the applicable selling shareholder. The registrant will not receive any proceeds from the sale of its common shares by the selling shareholders.